Exhibit 99.1

LIMITED BRANDS REPORTS FIRST QUARTER 2013 EARNINGS

- PROVIDES SECOND QUARTER AND RAISES FULL
YEAR 2013 EARNINGS GUIDANCE -

Columbus, Ohio, May 22, 2013 - Limited Brands, Inc. (now known as L Brands, Inc.) (NYSE: LTD) today reported 2013 first quarter results.

First Quarter Results
Earnings per share for the first quarter ended May 4, 2013, increased 17% to $0.48 compared to $0.41 for the quarter ended April 28, 2012. First quarter operating income was $311.2 million compared to $293.2 million last year, and net income was $142.5 million compared to $124.6 million last year.

The company reported net sales of $2.268 billion for the 13 weeks ended May 4, 2013, an increase of 5 percent compared to sales of $2.154 billion for the 13 weeks ended April 28, 2012. The company reported a comparable store sales increase of 3 percent for the 13 weeks ended May 4, 2013, compared to the 13 weeks ended May 5, 2012.

2013 Outlook
The company stated that it expects 2013 second quarter earnings per share to be $0.50 to $0.55 compared to adjusted earnings per share of $0.50 per share last year.

For 2013, the company expects earnings per share of $2.95 to $3.15.

Earnings Call Information
Limited Brands will conduct its first quarter earnings call at 9:15 a.m. Eastern on Thursday, May 23. To listen, call 1-866-583-6618 (international dial-in number: 1-937-200-3978). For an audio replay, call 1-866-NEWS-LTD (international replay number: 1-706-902-3452) or log onto www.Limitedbrands.com. Additional first quarter financial information is also available at www.Limitedbrands.com.

ABOUT LIMITED BRANDS:
Limited Brands, through Victoria's Secret, Pink, Bath & Body Works, La Senza and Henri Bendel, is an international company. The company operates 2,616 specialty stores in the United States and its brands are sold in more than 700 company-operated and franchised additional locations world-wide. The company's products are also available online at www.VictoriasSecret.com, www.BathandBodyWorks.com, www.HenriBendel.com and www.LaSenza.com.
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
L Brands, Inc. cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or the first quarter earnings call involve risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. Accordingly, our future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “planned,” “potential” and any similar expressions may identify forward-looking statements. Risks associated with the following factors, among others, in some cases have affected and in the future could affect our financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any forward-looking statements included in this press release or the first quarter earnings call:

•
general economic conditions, consumer confidence, consumer spending patterns and market disruptions including severe weather conditions, natural disasters, health hazards, terrorist activities, financial crises, political crises or other major events, or the prospect of these events;

•	the seasonality of our business;

•	the dependence on a high volume of mall traffic and the possible lack of availability of suitable store locations on appropriate terms;

•	our ability to grow through new store openings and existing store remodels and expansions;

•	our ability to successfully expand into global markets and related risks;

•	our relationships with independent licensees and franchisees;

•	our direct channel businesses;

•	our failure to protect our reputation and our brand images;

•	our failure to protect our trade names, trademarks and patents;

•	the highly competitive nature of the retail industry generally and the segments in which we operate particularly;

•	consumer acceptance of our products and our ability to keep up with fashion trends, develop new merchandise and launch new product lines successfully;

•	our ability to source, distribute and sell goods and materials on a global basis, including risks related to:

•	political instability;

•	duties, taxes and other charges;

•	legal and regulatory matters;

•	volatility in currency exchange rates;

•	local business practices and political issues;

•	potential delays or disruptions in shipping and transportation and related pricing impacts;

•	the disruption of production or distribution by labor disputes; and

•	changing expectations regarding product safety due to new legislation;

•	stock price volatility;

•	our failure to maintain our credit rating;

•	our ability to service or refinance our debt;

•	our ability to retain key personnel;

•	our ability to attract, develop and retain qualified employees and manage labor costs;

•	the inability of our manufacturers to deliver products in a timely manner and meet quality standards;

•	fluctuations in product input costs;

•	fluctuations in energy costs;

•	increases in the costs of mailing, paper and printing;

•	claims arising from our self-insurance;

•	our ability to implement and maintain information technology systems and to protect associated data;

•	our failure to comply with regulatory requirements;

•	tax matters; and

•	legal and compliance matters.
We are not under any obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this press release or the first quarter earnings call to reflect circumstances existing after the date of this report or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized. Additional information regarding these and other factors can be found in “Item 1A. Risk Factors” in our 2012 Annual Report on Form 10-K.

For further information, please contact:

Investor Relations	Media Relations
Amie Preston	Tammy Roberts Myers
(614) 415-6704	(614) 415-7072
apreston@limitedbrands.com	extcomm@limitedbrands.com

LIMITED BRANDS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
THIRTEEN WEEKS ENDED MAY 4, 2013 AND APRIL 28, 2012
(Unaudited)
(In thousands except per share amounts)

	2013	2012
Net Sales	$2,267,956	$2,153,784
Cost of Goods Sold, Buying & Occupancy	(1,326,545)	(1,251,821)
Gross Profit	941,411	901,963
General, Administrative and Store Operating Expenses	(630,230)	(608,736)
Operating Income	311,181	293,227
Interest Expense	(79,374)	(77,792)
Other Income (Loss)	2,990	(2,309)

Income Before Income Taxes	234,797	213,126
Provision for Income Taxes	92,294	88,568

Net Income	$142,503	$124,558

Net Income Per Diluted Share	$0.48	$0.41

Weighted Average Shares Outstanding	295,185	301,238